Exhibit 99.1

News From

Release Date: August 13, 2012

Contact:

Jenniffer Collins

IGI Laboratories, Inc.

(856) 697-1441

www.igilabs.com

IGI LABORATORIES ANNOUNCES 2nd QUARTER 2012 RESULTS

BUENA, NJ - (BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE Amex: IG), a New Jersey based topical generic drug development and manufacturing company, provided its financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights vs. 2011

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Total revenues of $2.4 million for Q2 2012, an increase of 20% over same quarter in 2011

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Total year to date revenues of $4.3 million, an increase of 19% over the same period in 2011

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In Q2 2012, IGI submitted three additional abbreviated new drug applications (ANDAs) to the US FDA, bringing the company’s total number of submissions to eight

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Gross margins improved to 31% in Q2 2012 as compared to 25% in Q1 2012, and were unchanged from Q2 2011

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Gross margins year to date improved to 29% in 2012 as compared to 27% in 2011

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Net loss was reduced by $0.4 million to $0.6 million in Q2 2012 as compared to $1.0 million in the same quarter in 2011

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Net loss per share was $0.01 per share in the second quarter of 2012 as compared to $0.02 in 2011

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Net loss included research and development costs of $0.6 million and $0.8 million in 2012 and 2011

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IGI announced the appointment of Jason Grenfell-Gardner as President and CEO

IGI’s President and Chief Executive Officer, Jason Grenfell-Gardner, stated, “IGI completed its second quarter with total revenues of $2.4 million, which is a record quarter for IGI. IGI’s total cash used in operations was $0.9 million, therefore, excluding our $1.1 million of research and development costs year to date to develop our own portfolio of products, our contract formulation and manufacturing services business generated $0.2 million in cash. IGI’s continued improvement in our financial results and successful submission of three ANDAs in the second quarter is certainly a testament to the strong team in place at IGI and I look forward to working with the team to continue to execute on our business plan, to be a leading developer and manufacturer of generic topical prescription drug products.”

IGI will hold a conference call at 4:30 pm ET on Monday, August 13, 2012 to discuss 2nd quarter 2012 results. The Company invites you to listen to the call by dialing 1-866-825-3209. International participants should call 1-617-213-8061. The passcode for the conference call is 24988661. This call is being webcast by Thomson and can be accessed at IGI's website at www.igilabs.com.

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended June 30, 2012 and 2011 and

the six months ended June 30, 2012 and 2011

(in thousands, except share and per share information)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
Product sales	$ 1,861	$ 1,724	$ 3,371	$ 3,085
Research and development income	564	268	872	420
Licensing, royalty and other income	12	32	26	93
Total revenues	2,437	2,024	4,269	3,598

Cost and expenses:
Cost of sales	1,683	1,393	3,049	2,634
Selling, general and administrative expenses	615	758	1,273	1,691
Product development and research expenses	644	752	1,116	1,131
Total costs and expenses	2,942	2,903	5,438	5,456
Operating loss	(505)	(879)	(1,169)	(1,858)
Interest expense and other, net	(83)	(68)	(154)	(122)

Net loss	$ (588)	$ (947)	$(1,323)	$(1,980)

Basic and diluted loss per share	$ (0.01)	$ (0.02)	$ (0.03)	$ (0.05)

Weighted Average of Common Stock and Common Stock Equivalents Outstanding
Basic and diluted	39,522,868	39,482,968	39,511,745	39,398,497

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2012 and 2011

(in thousands)

	2012	2011
Cash flows from operating activities:
Net loss	$(1,323)	$(1,980)
Non-cash expenses	539	562
Changes in operating assets and liabilities	(147)	(791)

Net cash used in operating activities	(931)	(2,209)

Net cash used in investing activities	(336)	(78)

Net cash provided by financing activities	4	558

Net decrease in cash and cash equivalents	(1,263)	(1,729)
Cash and cash equivalents at beginning of period	2,914	5,116
Cash and cash equivalents at end of period	$ 1,651	$ 3,387

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 1,651	$ 2,914
Accounts receivable, less allowance for doubtful accounts of $16 as of June 30, 2012 and December 31, 2011	1,579	1,208
Inventories	1,246	1,195
Other receivables	9	239
Prepaid expenses	181	130
Total current assets	4,666	5,686

Property, plant and equipment, net	2,863	2,800
Restricted cash, long term	54	54
License fee, net	350	400
Debt issuance costs, net	558	639
Other	180	57
Total assets	$ 8,671	$ 9,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 740	$ 629
Accrued expenses	658	611
Deferred income, current	39	38
Capital lease obligation, current	37	38
Total current liabilities	1,474	1,316

Note payable, related party	500	500
Deferred income, long term	22	25
Capital lease obligation, long term	43	30
Total liabilities	2,039	1,871

Commitments and contingencies

Stockholders’ equity: Series A Convertible Preferred stock, liquidation preference - $500,000 at June 30, 2012 and December 31, 2011	500	500
Series C Convertible Preferred stock, liquidation preference - $1,725,171 at June 30, 2012 and $1,686,527 at December 31, 2011	1,517	1,517
Common stock	415	415
Additional paid-in capital	46,436	46,246
Accumulated deficit	(40,841)	(39,518)
Less treasury stock, 1,965,740 common shares at cost	(1,395)	(1,395)
Total stockholders’ equity	6,632	7,765
Total liabilities and stockholders' equity	$ 8,671	$ 9,636

About IGI Laboratories, Inc.

IGI Laboratories is focused in the development and commercialization of products for the dermatology market.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.